Exhibit 99.1

Media		Investors
Julia Bernard	Mary Eshet	Bob Strickland	Jim Rowe
(415) 222-3858	(704) 383-7777	(415) 396-0523	(415) 396-8216

Wells Fargo Prices $10.650 Billion Capital Raise

SAN FRANCISCO, December 15, 2009 – Wells Fargo & Company (NYSE: WFC) today announced that it has priced a $10.650 billion offering of 426 million shares of its common stock at $25.00 per share. The underwriters will have a 30-day option to purchase up to an additional 63.90 million shares of common stock from the company to cover over-allotments. The closing is expected to occur on or about December 18, 2009.

Wells Fargo Securities and Goldman Sachs & Co. are acting as lead underwriters for the offering.

Copies of the registration statement (including the base prospectus), the prospectus supplement and other documents Wells Fargo has filed with the SEC containing more complete information about Wells Fargo and the offering are available for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Wells Fargo, any underwriter or any dealer participating in the offering will arrange to send investors the prospectus if requested by contacting Wells Fargo Securities, LLC, 375 Park Avenue, New York, NY 10152-4077, toll-free telephone: 1-800-326-5897, or by emailing equity.syndicate@wachovia.com or Goldman, Sachs & Co., Prospectus Department, 85 Broad Street, New York, NY 10004, toll-free telephone: 1-866-471-2526, facsimile: 1-212-902-9316, or by emailing prospectus-ny@ny.email.gs.com.

This news release shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

In accordance with the Private Securities Litigation Reform Act of 1995, we caution you that this news release contains forward-looking statements about Wells Fargo, including statements about when and how the Company will repay TARP. Forward-looking statements speak only as of the date made, and we do not undertake to update them to reflect changes or events that occur after that date. Several factors could cause actual results to differ materially from forward-looking statements including our ability to access capital markets on favorable terms. For a discussion of factors that could cause actual results to differ from expectations, refer to our reports filed with the Securities and Exchange Commission and available on the SEC’s website at www.sec.gov, including our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009, and our Annual Report on Form 10-K for the year ended December 31, 2008, as amended by our Current Report on Form 8-K filed May 11, 2009.

About Wells Fargo

Wells Fargo & Company is a diversified financial services company with $1.2 trillion in assets, providing banking, insurance, investments, mortgage and consumer finance through more than 10,000 stores and 12,000 ATMs and the internet across North America and internationally.

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